Exhibit 10.10

Firstsun Capital Bancorp
DEFERRED COMPENSATION PLAN

Amended as of January 1,
2019

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ARTICLE 1
INTRODUCTION AND PURPOSE

1.1	Establishment of the Plan

The Plan as herein set forth, effective June 30, 2013, shall be known as the Firstsun Capital Bancorp. DEFERRED COMPENSATION PLAN. The Plan is intended to comply with Section 409A of the Code and final regulations thereunder, addressing the requirements for nonqualified deferred compensation plans. The Plan will initially provide benefits to eligible Employees of the Plan Sponsor, Firstsun Capital Bancorp. and its wholly-owned subsidiary, Sunflower Bank, N.A., as an adopting Employer. Additional subsidiaries of the Plan Sponsor may adopt the Plan in the future.

1.2	Purpose of the Plan

The purpose of the Plan is to provide for the establishment by Firstsun Capital Bancorp and Sunflower Bank, N.A. (each an “Employer” and together the “Employers”) of an unfunded Deferral Account established by the Employers on behalf of eligible Employee Participants of each Employer and for the deferral, if so elected, of all or a portion of taxable earnings (including annual salary, commissions, incentive plan distributions and other taxable amounts), by such Plan Participants, which participants shall be a select group of management or highly compensated Employees of each Employer. Amounts shall be deferred until one of the specified events in the Plan occurs, which permits all or part of the monies so deferred (together with any earnings, gains or losses, as provided for in the Plan), to be distributed to the Participant or to a designated Beneficiary. The select group of management or highly compensated Employees eligible to participate in the Plan shall be those Employees specified in Section 3.1 and may be modified as determined by the Board of Directors of each Employer, from time to time.

1.3	ERISA Not Applicable

This Plan is not intended to be subject to or covered by the reporting, participation, vesting, funding or fiduciary requirements of ERISA, and shall in all cases be construed and interpreted in a manner consistent with that intent.

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ARTICLE 2
DEFINITIONS

The following words and phrases used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

2.1	“Account” means the Deferred Compensation Account and Deferral Account, if applicable, established for each Plan Participant pursuant to Section 5.1.

2.2	“Accounting Date” means each business day of the month.

2.3	“Administrator” means the Plan administrator.

2.4	“Beneficiary” means the person, persons or legal entity designated in writing by the Participant to receive any undistributed Deferral Account and Deferred Compensation Account, if applicable, amounts which become payable in the event of the Participant’s death, including any designated contingent beneficiary or beneficiaries.

2.5	“Benefit Commencement Date” means the first business day of the month following the month in which an Employee retires, dies or otherwise terminates employment (as the case may be), or such other date as a Participant specifies in his or her Enrollment Agreement.

2.6	“Board of Directors” means the Board of Directors of an Employer, as applicable.

2.7	“Change in Control” means any one of the following events: (i) a change in the ownership of a Participant’s Employer, (ii) a change in the effective control of a Participant’s Employer, or (iii) a change in the ownership of a substantial portion of the assets of a Participant’s Employer, where each such event is as hereafter defined in paragraphs (A), (B) and (C), following, where the occurrence of such event must be objectively determinable, without discretionary authority by the Employer. Provided, however, that no Change in Control shall qualify as such for purposes of this Plan unless such event also qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
(A)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as hereafter defined) acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose. This definition applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.
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For purposes of paragraphs (A), (B) and (C), persons will not be considered to be “acting as a group” solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public or private offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(B)	A change in the effective control of a corporation occurs on the date that a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that the term corporation refers solely to the relevant corporation, for which no other corporation is a majority shareholder. In the absence of an event described above, a change in the effective control of a corporation will not have occurred.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control event.

If any one person, or more than one person acting as a group (as defined under paragraph (A), above) is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(C)	A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as defined under paragraph (A), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty (40%) of the total gross fair market value of all the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control event under paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (iii) a person, or more than one person acting as a group (as defined under paragraph (A), above), that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii), above. For purposes of this paragraph, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

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2.8	“Clawback Amount” means that portion of each Participant’s Deferral Account that is withheld by the Employer and thereafter subject to forfeiture by the Participant, if credited to the Participant’s account anytime during the two (2) preceding calendar years and up to the date of a Participant’s Separation from Service, as provided for in Section 6.10.

2.9	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10	“Deferral Account” means an unfunded account established by the Employer on behalf of an Employee Participant, as provided for in the second paragraph of Section 5.1.

2.11	“Deferred Compensation Account” means a deferral account attributable to the portion of a Participant’s taxable earnings (including annual salary, commissions, incentive plan distributions and other taxable amounts), which the Participant elects to defer, until the conditions for distribution of such amounts as set forth in Article 6 are met.

2.12	“Disability” means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, results in receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s Employer, and which constitutes a disability within the meaning of Code Section 409A(a)(2)(C).

2.13	“Effective Date” means June 30, 2013.

2.14	“Employee” means an employee of an Employer. An employee is eligible to participate in the Plan, to the extent set forth in Section 3.1.

2.15	“Employer” means Firstsun Capital Bancorp., Salina, Kansas, or Sunflower Bank, N.A., Salina, Kansas, or any successor in interest of either, or such other employer as shall adopt the Plan, from time to time, with the approval of the Board of Directors of the Plan Sponsor.

2.16	“Enrollment Agreement” means the written agreement entered into with eligible Employees, as set forth in Section 4.4.

2.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
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2.18	“Key Employee” means, if applicable, a Participant who is a “key employee” as defined in Code section 416(i), without regard to paragraph (5) thereof; provided that the Employer has issued stock which is publicly traded on an established securities market, or otherwise.

2.19	“Participant” means any Employee who fulfills the eligibility and enrollment requirements for participation in the Plan, as set forth in Article 3.

2.20	“Plan” means the Firstsun Capital Bancorp. Deferred Compensation Plan, effective June 30, 2013, as herein set forth, and as it may be amended from time to time.

2.21	“Plan Sponsor” means Firstsun Capital Bancorp., Salina, Kansas, or any successor in interest.

2.22	“Plan Year” means a calendar year.

2.23	“Retirement Date” means a severance of the Participant’s employment relationship with the Employer (other than by Disability or death), on account of retirement. Employee has reached the age of 60 and has completed five or more years of service.

2.24	“Separation from Service” means the Participant’s death, retirement on a Retirement Date, or other Termination of Service within the meaning of Code Section 409A. No separation from service shall be deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as right to reemployment is provided by contract. A Participant shall not be treated as having a separation from service if the Employee provides more than insignificant services for the Employer following the Employee’s actual or purported separation from service with the Employer. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to twenty percent (20%) of the services rendered by the Employee for the Employer, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such shorter period of employment) and the annual base compensation for such services is at least equal to twenty percent (20%) of the average base compensation earned during the final three (3) full calendar years of employment (or if employed less than three (3) years, such shorter period of employment). Where a Participant continues to provide services to the Employer other than as an Employee, a separation from service will not be deemed to have occurred if the Participant is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual base compensation for such services is fifty percent (50%) or more of the annual base compensation earned during the final three (3) full calendar years of employment (or if less, such lesser period).

2.25	“Termination of Service” means a termination of the employment relationship with the Employer (constituting a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h)), prior to Retirement Date or death.

2.26	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from illness or an accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amounts distributed with respect to an unforeseeable emergency, as herein defined, shall not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated by the Participant as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).

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ARTICLE 3
PARTICIPATION

3.1	Eligibility

Only Employees (specified individually or by classification category), by resolution of the Board of Directors of the respective Employers shall be eligible to become Participants in accordance with and subject to Section 3.2. The respective Boards of Directors may, from time to time, by board resolution or by authority granted to the Employer by board resolution, designate additional individuals or classification categories as eligible to become Participants in accordance with and subject to Section 3.2. The Employees eligible to become Participants shall at all times be limited by the respective Board of Directors to a select group of management or highly compensated Employees.

3.2	Enrollment

Any Employee first eligible to participate in accordance with Section 3.1 as of the Effective Date, shall become a Participant upon such Employee’s selection as a Participant in writing by the applicable Board of Directors, as provided for in Section 3.1, and submitting in writing, an Enrollment Agreement form to be provided by the Administrator, within thirty (30) days of the Effective Date. Such Enrollment Agreement shall contain the information specified in Section 4.4 and may, at the Employee’s option, provide for a deferral of all or a portion of his or her annual salary, commencing with the first pay period following the later of: (i) the Plan’s Effective Date, and (ii) written notification to the Administrator of an election to defer all or a portion of the Participant’s annual salary (expressed as either a dollar amount or percentage), in accordance with the Plan.

Any Employee first eligible to participate in accordance with Section 3.1 after the Effective Date, shall become a Participant upon submitting in writing, an Enrollment Agreement form to be provided by the Administrator, within thirty (30) days of becoming an eligible Employee. Such Enrollment Agreement shall contain the information specified in Section 4.4 and may, at the Employee’s option, provide for a deferral of all or a portion of his or her annual salary, commencing with the first pay period following written notification to the Administrator of an election to defer all or a portion of the Participant’s annual salary (expressed as either a dollar amount or percentage), in accordance with the Plan.

Any other Employee eligible to participate in accordance with Section 3.1 after the Effective Date, who does not enroll when first eligible under the preceding paragraph, shall become a Participant as of the first day of the calendar Plan Year following his or her submitting in writing, an Enrollment Agreement form to be provided by the Plan Administrator. Such Enrollment Agreement shall contain the information specified in Section 4.4 and may, at the Employee’s option, provide for a deferral of all or a portion of his or her annual salary (expressed as either a dollar amount or percentage), in accordance with the Plan.

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3.3	Duration of Election

Subject to Section 3.4, once an election to defer all or a portion of annual salary has been made by the Participant, such deferral election shall continue in effect until a distribution of benefits, pursuant to Article 6. An election to defer a percentage of annual salary shall be applied uniformly to payments of annual salary that would otherwise be made. An election to defer a dollar amount of annual salary shall be applied proportionately over the remaining pay periods in each calendar year, until the full amount elected has been deferred, unless an alternate procedure is requested by the Employee and agreed to by the Plan Administrator.

3.4	Duration of Participation and Modification or Cessation of Deferrals

A Participant shall continue participation in the Plan until such time as the Participant is no longer eligible to participate in the Plan by action of the Board of Directors or until all amounts credited to the Participant’s Plan Account have been distributed. An individual whose continuing participation in the Plan has been terminated under the preceding sentence shall be considered a Participant solely with respect to amounts that have been previously credited to the Participant’s Plan Account.

A Participant may modify or cease his or her election to defer annual salary, by written direction filed with the Plan Administrator prior to the end of any calendar Plan Year, with respect to annual salary earned after the end of the Plan Year during which such direction is filed with the Plan Administrator. Any amounts previously credited to the Participant shall be distributed in accordance with Article 6.

3.5	Reenrollment of Participation

A Participant whose future participation in the Plan has been terminated either: (i) by action of the Board of Directors, or (ii) on account of commencement of or a total distribution of Plan Account benefits, may thereafter file a new Enrollment Agreement at such time as the Employee is again eligible to participate in the Plan in the same manner as a new Participant, pursuant to the third paragraph of Section 3.2, subject to re-selection for participation pursuant to Section 3.1.

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ARTICLE 4
ADMINISTRATION

4.1	Responsibility for Administration and Investment

The Plan shall be administered by a Plan Administrator, who shall be an officer of an Employer, chosen by the Board of Directors. Unless the Board of Directors of the Plan Sponsor designates otherwise, the Plan Sponsor shall be the Plan Administrator. The Administrator shall be responsible for all functions related to the management of Plan accounts and their distribution, in accordance with the provisions of the Plan.

4.2	Authority of the Administrator

The Administrator shall have the full power and authority to promulgate, adopt, amend, or revoke such rules and regulations as are necessary to implement and maintain the Plan, consistent with the provisions of the Plan.

The Administrator shall have the authority to require such supportive information, documents, or evidence, as is deemed necessary, in order to carry out the Administrator’s responsibilities under the Plan.

The Employer reserves the power to rule on any matter involving construction of the Plan and interpretation of the terms and provisions thereof, and may exercise said authority or delegate such authority to the Administrator. Any decision hereunder on any such matter shall be final and binding upon all parties.

4.3	Duties of the Administrator

Whenever an Employee becomes eligible for Plan participation, the Participant shall receive from the Administrator an Enrollment Agreement form as provided for in Section 4.4, which form shall include the amount or percentage, if any, to be deferred, and a notation that such amount, as well as Deferral Account amounts, shall not, to the extent provided by applicable law, be included as a part of the Participant’s income with respect to federal, state or local income taxes. Any annual salary deferred by Participants, will, to the extent required by applicable law, be included as earnings with respect to Federal “FICA” and “FUTA” taxes at the time of deferral.

4.4	Enrollment Agreements

The Employer shall enter into a separate written Enrollment Agreement with each Participant, addressing Deferral Account amounts as well as deferral of compensation, if elected, which Agreement shall: (i) set forth the obligations contained in the Plan; (ii) set forth the timing and method of payout upon events specified in the Plan; (iii) specify the amounts of annual salary, if any, to be deferred; (iv) specify the name of any Beneficiary or Beneficiaries; and (v) set forth such other information as the Employer or the Administrator deems necessary to administer the Plan.

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4.5	Administrative and Investment Costs

It is the intent of the Employer that the Plan shall not be implemented or administered so as to be an expense to the Employer, other than for the Employer’s obligation to pay the Deferral Account and Deferred Compensation Account, if any, amounts, as provided in the Plan. Any expenses associated with the Plan, including but not limited to, administrative and investment costs, may be charged against Participants’ Accounts on a pro rata basis, as determined by the Employer and/or the Administrator. The Employer and/or Administrator shall report to the Board of Directors, from time to time, the Plan costs (if any), so that the Board of Directors can properly analyze these costs. Included among such costs, but not limited thereto, shall be the costs (if any), of making investments, accounting for Deferral Account and Deferred Compensation Account amounts, and providing information to eligible Participants.

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ARTICLE 5

PARTICIPANTS ACCOUNTS AND PLAN INVESTMENTS

5.1	Establishment of Accounts

The Administrator shall establish a bookkeeping Account for each Participant, which account shall be credited as of each date the Participant’s annual salary is deferred, and each date that a Deferral Account amount is credited to a Participant, as provided in the following paragraph of this Section. Subject to Section 4.5, each Account shall also be credited with any increase, or charged with any decrease, incurred by the Employer and attributable to any investment and/or crediting of Deferred Compensation Account or a Deferral Account, under Section 5.3. The Employer is only under a contractual obligation to make payments under the Plan in accordance with this Article 5, as payments become due hereunder, and the Employer is not a guarantor of the Plan. The Board of Directors shall not be liable for any claims raised by any Participant, or Beneficiary, by reason of participation in, or receipt of benefits from, the Plan. All Participants shall accept any policy established, or determinations made, by the Administrator or Board of Directors concerning the resolution of any Plan accounting or recordkeeping errors or omissions.

The Employer shall, in its sole discretion, with respect to each Plan Year, make Account contributions, from time to time, on behalf of any (or all) Participants who are Employees, to an unfunded Deferral Account established on behalf of each such Participant. Any such Deferral Account contributions may be credited on behalf of a Participant as either a percentage of annual salary or as a fixed dollar amount. The Employer is under no obligation to make Deferral Account contributions in each Plan Year, nor to make Deferral Account contributions on behalf of every Participant who is an Employee in each Plan Year.

5.2	Unsecured General Creditor

Title to, and beneficial ownership of, any assets, whether in cash or investments (including any common stocks, life insurance policies, annuity contracts or mutual fund accounts), which the Employer may earmark to pay or measure any Deferred Compensation Account or Deferral Account under the Plan, shall, at all times, remain as part of the general assets of the Employer. A Participant and any Beneficiary or Beneficiaries shall not have any property interest whatsoever in any specific asset of the Employer on account of the establishment of any Deferral Account or an election to defer annual salary under the Plan. Subject to Section 10.4, to the extent that any person acquires a right to receive payments from the Employer under the terms of the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

5.3	Investment Options

Upon enrollment in the Plan under Section 3.2, each Participant may request, either within the Enrollment Agreement for deferral of compensation or on another form to be provided for such purpose by the Administrator, that his or her Deferral Account and Deferred Compensation Account, if applicable, be adjusted for gains and losses as if invested in one or more investment options as may be made available by the Employer in its sole discretion. The Employer is under no obligation to offer such investment option or options, or to honor such Participant requests hereunder. Any such investment option or options hereunder shall be authorized by the Board of Directors of the Plan Sponsor.

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5.4	Investment Elections

Each Participant may request that the Participant’s Deferral Account and Deferred Compensation Account, if applicable, be adjusted to reflect gains and losses as if invested l00% in any of the then available investment options under Section 5.3, if any, or alternatively, in any combination of then available investment options (so long as the total equals one hundred percent (100%)). A Participant’s preference shall specify the multiples of said Deferral Account and Deferred Compensation Account, if any, which may be deemed to be invested in each of the said investment options. Such requests shall be acted upon by the Employer in its sole discretion. To the extent that any Participant shall fail to direct the investment of his or her Deferral Account and Deferred Compensation Account, if any, it shall be deemed to be invested in the Vanguard Target Retirement Fund mutual fund (or in an alternative target date mutual fund if Vanguard Target Retirement Fund is no longer used by the Plan), with the target date nearest to the date the Participant will attain age 65.

5.5	Changes in Investment Elections

A Participant’s investment request for the Participant’s Deferral Account and Deferred Compensation Account, if any, may be changed from time to time by the Participant, provided the revised investment request is filed and accepted by the Administrator in advance of the implementation of such change with the Administrator, on a form to be provided by the Administrator. A Participant may request by notification to the Administrator, in a manner specified by the Administrator, no more often than once per business day (unless another number is specified by the Administrator), to change his or her investment request effective with respect to his or her Deferral Account and Deferred Compensation Account, if applicable, values held on the Accounting Date coincident with or next following implementation of such request by the Administrator, which request shall be honored in the sole discretion of the Administrator.

5.6	Investment of Funds

The Administrator may invest assets of the Employer in a manner designed to reflect Participants’ investment preferences pursuant to Section 5.4. Such investments shall be made directly in the name of the Employer, or through a grantor trust arrangement established by the Employer. The Board of Directors reserves the authority, without advance notice to the affected Participants, to eliminate any or all of the investment options created by the Plan, if any, and may direct the Administrator to reinvest, or withhold from investment, assets of the Employer affected by such action, in any manner consistent with the provisions of the Plan.

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5.7	Investment Option Valuations

Investment options under the Plan, if any, are to be valued as of each Accounting Date, so that the value of each account maintained can be determined as of any Accounting Date pursuant to a uniform system of accounting. The Administrator may, in his or her sole discretion, provide each Participant with a statement addressing their Deferral Account and Deferred Compensation Account, if applicable, following the end of each calendar year, and may provide more frequent statements if deemed appropriate. A Participant shall be deemed to have accepted as current any such statement, except to the extent that he or she files a written objection or exception thereto with the Plan Administrator within thirty (30) days after the furnishing of such statement.

A Participant’s interest in the Plan shall be valued for a single-sum and/or installment payments as of the Accounting Date coincident with or immediately following receipt by the Administrator of written notification of an Unforeseeable Emergency, the Participant’s Retirement Date, Disability, death, Termination of Service, a Change in Control, or selected date of distribution, pursuant to Article 6, whichever is applicable.

All withdrawals and distributions made under the Plan shall be made in accordance with Article 6, subject to any applicable federal, state or local tax authority’s deferral of compensation and income tax withholding laws.

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ARTICLE 6
DISTRIBUTIONS

6.1	Distribution Upon Retirement Date or Death; Vesting

Subject to the provisions of Section 5.2, 6.8 and 6.10, and except as otherwise designated under the Participant’s Enrollment Agreement form in accordance with Section 6.6, upon the Retirement Date or death of a Participant, Plan payments shall be distributed to the Participant, or to a Beneficiary or Beneficiaries in the case of death, in the manner specified in Section 6.7; provided, however, that in the case of a Retirement Date, the Participant has advised the Administrator in writing at least thirty (30) days prior to Retirement Date, if so elected. If a Participant does not provide such advance written notice, the Administrator may delay, in his or her sole discretion, the initial installment or single lump-sum payment for such additional period of time as he or she shall require; provided however, that in no event shall such delay extended beyond ninety (90) days following the Participant’s Separation From Service, except as required by Section 6.9, if applicable, or Section 6.10.

Subject to Sections 6.10 and 10.4, each Participant shall have a vested interest in his or her Deferral Account and Deferred Compensation Account, if any, upon a Separation From Service.

6.2	Distribution Upon Termination Because of Disability

Subject to the provisions of Section 5.2 and 6.10, upon the Separation From Service of a Participant because of Disability, Plan payments may be distributed to the Participant in the manner specified in Section 6.7.

6.3	Distribution Upon Termination of Service Prior to Retirement Date for Reasons Other Than Death or Disability

Subject to the provisions of Section 5.2, 6.8 and 6.10, and except as otherwise designated under the Participant’s Enrollment Agreement form in accordance with Section 6.6, upon the Participant’s Separation From Service prior to Retirement Date for any reason other than death or Disability, Plan payments shall be distributed to the Participant in the manner specified in Section 6.7.

6.4	Distribution Upon Establishment of Unforeseeable Emergency

Subject to the provisions of Section 5.2 and 6.10, upon submission by a Participant of documentation specified by the Administrator in support of establishing an Unforeseeable Emergency, and acceptable to the Administrator in establishing such severe financial hardship, Plan payments in an amount determined by the Administrator and in accordance with the requirements of Section 2.5 shall be distributed to the Participant in the manner specified in Section 6.7.

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6.5	Distribution Upon Change in Control

Subject to the provisions of Section 5.2 and 6.10, a Participant may elect Plan payments upon a Change in Control, in the manner specified in Section 6.7.

6.6	Distribution Upon Selected Date

Subject to the provisions of Section 5.2, 6.8 and 6.10, upon attainment of the date of distribution selected by the Participant under the Participant’s Enrollment Agreement for deferral of compensation, Plan payments shall be distributed to the Participant in the manner set forth in Section 6.7; provided, however that in the event of the Participant’s death, Disability, distribution for Unforeseeable Emergency or distribution on account of a Change in Control, or separation, prior to such selected date, Plan payments shall thereupon be made instead in accordance with Section 6.1, 6.2, 6.4 or 6.5 whichever is applicable.

6.7	Modes of Distribution

Subject to the following paragraph, and the provisions of Sections 6.8 and 6.10, a distribution pursuant to Section 6.1, 6.2, 6.3, 6.4, 6.5, or as designated pursuant to Section 6.6, whichever is applicable, shall be made according to whichever of the following payment schedules the Participant shall designate in his or her Participant’s Enrollment Agreement:

(a)	in a single lump sum, in which case the amount of the payment shall be equal to the amount of the entire balance credited to the Participant’s Deferral Account and Deferred Compensation Account, if applicable, as of the last Accounting Date before the Benefit Commencement Date;
(b)	in such number of annual installment payments (not to exceed fifteen such payments) as the Participant shall specify in his or her Enrollment Agreement, in which case the amount of each payment shall be determined as of the last Accounting Date before the Benefit Commencement Date (or, in the case of the second and subsequent installments, the anniversary of such date) and shall be equal to the quotient of (A) the entire amount then credited to the Participant’s Deferral Account and Deferred Compensation Account, if applicable, divided by (B) the number of installment payments remaining to be made.

The mode of distribution must be elected prior to the establishment of a Deferred Compensation Account, if applicable, to which it relates, or, if elected later, then such election must comply with Section 6.8. If the Participant fails to designate a payment schedule on his or her Employee Enrollment Agreement, or, if in the Administrator’s discretion, the entire balance credited to the Participant’s Deferral Account and Deferred Compensation Account, if applicable, as of the last Accounting Date prior to the Benefit Commencement Date is less than $10,000, then payment shall be made in a single lump-sum.

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6.8	Changes in Time and Form of Distribution of Existing Designations

A Participant may amend his or her existing designations regarding either a delay of the date on which payment will be, or installments will begin being made, or the payment schedule to be followed with respect to previous designations; provided that: (i) each such election may not take effect until at least twelve (12) months after the date on which the revised election hereunder is made; (ii) in the case of an election (other than on account of Disability, death, or Unforeseeable Emergency), the date of first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) in the case of an election on account of a selected date, pursuant to Section 6.6, the election to delay payment is made not less than twelve (12) months prior to the date of the scheduled payment, or first scheduled installment payment, previously elected under such Section.

6.9	Delay in Distribution for Key Employees

In the case of a Plan distribution to a Key Employee, if applicable, on account of Separation From Service (other than due to death or Disability), a distribution may not be made before the date which is six (6) months following such Participant’s Separation From Service (or, if earlier, the date of the Participant’s death).

6.10	Delay in Distribution and Forfeiture of Certain Deferral Account Amounts

In the case of any Deferral Account distribution pursuant to Section 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6, whichever applies to a Participant, the Clawback Amount of any such distribution shall be withheld from distribution by the Employer and all or a portion of such withheld amount shall be subject to forfeiture by the Participant during the period of time from the Participant’s Separation From Service until the end of the third calendar year following such date of Separation From Service. At the end of such period, or on any earlier date following the Participant’s Separation From Service, the Employer, in its sole discretion, may release all or a portion of such Clawback Amount from the withheld status provided hereunder, and such Clawback Amount shall thereupon be distributed to the Participant on the later of: (i) the date the Clawback Amount is no longer subject to withheld status hereunder, or (ii) the date of Deferral Account distribution pursuant to Section 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6, whichever applies. Any distribution pursuant to clause (i) of the preceding sentence shall be distributed to the Participant in a single lump sum.

6.11	Beneficiary Designations

At the time a Participant designates a mode of distribution on his or her Enrollment Agreement, pursuant to Section 6.7, the Participant shall specify the payment alternative applicable to a Beneficiary or Beneficiaries in the event the Participant should die prior to receiving the full amount of the Participant’s Account, and said alternative may be the same or different from the alternative elected for the Participant.

If a Participant entitled to receive, or receiving, a distribution under the Plan should die prior to the time the Participant has received the full amount to which entitled at the date of death, all remaining amounts shall be paid to the deceased Participant’s Beneficiary or Beneficiaries, according to the Participant’s Enrollment Agreement form of election as specified in the above paragraph, or, if the Beneficiary or Beneficiaries (and any contingent Beneficiary or Beneficiaries) are deceased, or if no Beneficiary was selected by the Participant, to the Participant’s estate in a single lump-sum.

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ARTICLE 7

NON-ASSIGNABILITY AND
LIMITATION ON PAYMENTS

7.1	Non-Assignability

The Plan and any Enrollment Agreement entered into between the Employer and a Participant, and the benefits, procedures or payments thereunder are non-assignable and non-transferable, and shall not be sold, assigned, pledged, commuted, transferred or otherwise conveyed by any Participant or Beneficiary.

The Employer shall be the owner of all Deferral Accounts and Deferred Compensation Accounts hereunder and shall be the grantor of any trust and sole beneficiary of any investment fund contract or contracts entered into pursuant to the Plan. The Administrator, or his or her agents, shall be the custodian of any such investment fund contracts and the Administrator, or his or her agents, shall take the steps necessary to provide a place of safekeeping for any such contracts.

Except as otherwise required by applicable law, any Deferral Account or Deferred Compensation Account payments made pursuant to the Plan shall not be subject to attachment, garnishment, or execution, or to transfer by operation of law in the event of a Participant’s or a Beneficiary’s bankruptcy or insolvency.

7.2	Limitation on Payments

The Plan shall not provide for the payment of amounts other than Deferral Account and Deferred Compensation Account balances under the Plan. The Employer, Board of Directors and Plan Administrator shall have no responsibility, contractual or otherwise, for Participant investment requests made in accordance with the Plan, nor for any loss of Participant account values resulting from such requests, to the extent honored by the Employer.

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ARTICLE 8
AMENDMENT OR TERMINATION

8.1	Amendment of Plan

The Board of Directors of the Plan Sponsor shall have the authority to amend the Plan from time to time. No amendment or modification shall affect the rights of Participants or their Beneficiaries to the receipt of Deferral Account balances or Deferred Compensation Account balances, as the case may be, credited prior to any such amendment or modification.

8.2	Termination of Plan

The Board of Directors of each adopting Employer shall have the authority to terminate the Plan with respect to Participants of such Employer, at any time, subject to the following requirements of Code Section 409A. Upon such termination of the Plan: (i) each Participant’s full annual salary, to the extent not previously deferred under the Plan, will be thereupon restored; and (ii) the Administrator shall treat all Participants of the terminating Employer as if they had a Separation From Service on the date of Plan termination, and thereupon pay to each Participant the full value of his or her Deferral Account and Deferred Compensation Account, if applicable, in accordance with Section 6.7 and subject to Sections 6.9 and 6.10; provided, however, that such Plan termination shall occur only under the following circumstances and conditions:

(a)	The Board of Directors of each adopting Employer may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b) (1) (A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	The Board of Directors of each adopting Employer may terminate the Plan within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Employer’s Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the Plan and all other substantially similar arrangements.

(c)	The Board of Directors of each adopting Employer may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer that would be aggregated with this Plan under final Treasury regulations section 1.409A-3(j) (if the Participants covered by this Plan were also covered by any of those other arrangements) are also terminated; (iii) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan; (iv) all payments are made within twenty-four (24) months of the termination of the Plan; and (v) the Employer does not adopt a new plan or arrangement that would be aggregated with any terminated arrangement under final Treasury regulations section 1.409A-3(j) if the Participant participated in both arrangements, at any time within three (3) years following the date of termination of the Plan.

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ARTICLE 9
CLAIMS PROCEDURE

9.1	Notice of Denial

If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Administrator receives the claim, unless special circumstance require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

9.2	Contents of Notice of Denial

If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Administrator shall provide to such claimant written notice of the denial which shall set forth: (i) the specific reasons for the denial; (ii) specific references to the pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

9.3	Right to Review

After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to: (i) request a full and fair review of the denial of the claim by written application to the Board of Directors; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; (iii) submit written comments, documents, records, and other information relating to the denied claim to the Board of Directors; and (iv) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.4	Application for Review

If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, the claimant must submit the written application to the Board of Directors within sixty (60) days after receiving written notice of the denial.

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9.5	Hearing

Upon receiving such written application for review, the Board of Directors may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Board of Directors received such written application for review.

9.6	Notice of Hearing

At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time.

9.7	Counsel

All claimants requesting a review of the decision denying their claim for benefits may employ counsel, at their own expense, for purposes of the hearing.

9.8	Decision on Review

No later than sixty (60) days following the receipt of the written application for review, the Board of Directors shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Board of Directors determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Board of Directors determines that the extension of time is required, the Board of Directors shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board of Directors expects to render its decision on review. In the case of a decision adverse to the claimant, the Board of Directors shall provide to the claimant written notice of the denial which shall include: (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of the Plan on which the decision is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (iv) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

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ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1	No Right to Continued Employment

Neither the establishment of the Plan, nor any provisions of the Plan, nor any action of the Administrator or the Employer, shall be held or construed to confer upon any Employee any right to a continuation of employment by the Employer. The Employer reserves the right to deal with any Employee to the same extent and in the same manner that it would if the Plan had not been adopted.

10.2	Construction of Language

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender shall be deemed to refer equally to the female gender. Any reference to a section number shall refer to a section of the Plan, unless otherwise indicated.

10.3	Incompetency

If the Employer determines that any person entitled to payments under the Plan is incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his or her benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Plan, the Board of Directors, the Employer and the Plan Administrator.

10.4	Dishonesty

If the Employer determines that any Participant entitled to payments under the Plan is embezzling or otherwise appropriating Employer funds for his or her benefit, or is otherwise found guilty of a crime resulting in the dismissal from employment by the Employer of such Participant, the Employer may cause all payments thereafter becoming due to such Participant to be forfeited under the Plan.

10.5	Headings

The headings of articles and sections are included solely for convenience of reference, and if there be any conflict between the text of such headings and the text of the Plan, the text within the Plan sections shall control.

10.6	Severability

A determination that any provision of the Plan is invalid or unenforceable shall not effect the validity or enforceability of any other provision hereof.

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10.7	Waiver

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

10.8	Tax Withholding and Payment of Code Section 409A Taxes

The Employer may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation that is in effect. This Plan shall also permit the acceleration of the time or schedule of a payment to pay taxes as permitted under final Treasury regulations section 1.409A-3(j) (4) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgate d thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A. In no event whatsoever shall the Plan Sponsor or any adopting Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant under Code Section 409A or damages or any losses for failing to comply with Code Section 409A or any other provision of applicable tax or other similar law. Neither the Employer nor any of its affiliates or any of the agents, employees, officers, directors or other representatives of one or more of the foregoing represents, warrants or guarantees any particular or favorable tax or other result in connection with this Plan or otherwise. The Participant shall be solely and exclusively responsible for any and all such results.

10.9	Acceleration of Payments

No acceleration of the time or schedule of any payment may be made, except as specifically permitted herein or in other sections of this Plan. Payments may be accelerated hereunder by the Employer, in accordance with the provisions of final Treasury regulations section 1.409A-3(j) (4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances, among others: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Employer; (vi) in satisfaction of certain bona fide disputes between the Participant and the Employer; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

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10.10	Governing Law

The Plan shall be construed, administered and governed in all respects under applicable federal law and the laws of the State of Kansas, without regard to the choice of law or conflict of law rules recognized by such state. The Board of Directors shall have authority to make any changes in the Plan necessary to conform its terms with the requirements of applicable federal and state law. The Plan is intended to be construed consistent with the requirements of Code Section 409A and the Treasury regulations and other guidance issued thereunder. If any provision of the Plan shall be determined to be inconsistent therewith for any reason, then the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner that is consistent with Code Section 409A, and, if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of the Plan, or any portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be invalid or inoperative, and (ii) the invalidity and enforceability of the remaining provisions will not be affected thereby.

IN WITNESS WHEREOF, Firstsun Capital Bancorp has caused this Plan to be executed this 1st of January, 2019, pursuant to authority granted by resolution of the Firstsun Capital Bancorp Board of Directors.

Firstsun Capital Bancorp.

By:	/s/ Mollie H. Carter
Print Name: Mollie H. Carter
Officer Title: CEO
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